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                                                                     EXHIBIT 5.1

                                October 31, 2003

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004

         RE:      REGISTRATION STATEMENT ON FORM S-3 OF ATHEROGENICS, INC.

Ladies and Gentlemen:

         We have acted as counsel to AtheroGenics, Inc., a Georgia corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Pursuant to the Registration Statement, the Company intends to register for resale by the holders thereof $100,000,000 aggregate principal amount 4-1/2% Convertible Notes due 2008 (the "Notes") and the shares of common stock, no par value per share, of the Company into which the Notes may be converted (the "Conversion Shares"). The Notes have been issued pursuant to an Indenture dated as of August 19, 2003 (the "Indenture") by and between the Company and The Bank of New York Trust Company of Florida N.A., as trustee.

         Our opinions are furnished for the benefit of the Company solely with regard to the Registration Statement pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, may be relied upon only in connection with the Registration Statement and may not otherwise be used, quoted or referred to by or filed with any other person or entity without our prior written permission.

         The only opinions rendered consist of the matters set forth below in numbered paragraphs 1 and 2 (our "Opinions"), and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinions are based on and subject to the qualifications, limitations and exceptions set forth in this letter.

         In rendering our Opinions, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions hereinafter set forth, including:
(i) the Registration Statement; (ii) the Indenture, including the form of Note attached thereto; (iii) the Fourth Amended and Restated Articles of Incorporation and Third Amended and Restated Bylaws, as amended, of the Company;
(iv) the corporate proceedings of the Board of Directors of the Company and applicable committees thereof in connection with the authorization and issuance of the Notes; and (v) such other documents as we have deemed appropriate as a basis for the Opinions expressed herein. In making all of our examinations, we assumed the competency and legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents

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AtheroGenics, Inc.
October 31, 2003
Page 2

submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We also have assumed the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

         As to all questions of fact that are material to our Opinions, we have assumed the factual accuracy of and relied upon the factual statements set forth in a certificate of an officer of the Company and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

         The members of this firm are admitted to the bar of the State of Georgia and are duly qualified to practice law in that state. Our Opinions are limited to the laws of the State of Georgia and applicable federal laws that are in effect on the date of this letter and that, in our professional judgment, are normally applicable to transactions of the type contemplated herein. We express no opinion with regard to any matter which may be governed by the laws of any other jurisdiction. We note that the Notes are to be construed in accordance with and governed by the laws of the State of New York. We express no opinion as to whether any court of any jurisdiction will give effect to the governing law provisions set forth in the Notes, but have assumed, with your permission, hypothetically for purposes of the opinion expressed in paragraph "1," that if the Company is brought before a proper court in the State of Georgia to enforce rights under the Notes, such courts will apply the substantive laws of the State of Georgia, notwithstanding the governing law provisions contained in the Notes. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof and we expressly disclaim any obligation to advise you of any changes to such pertinent laws or facts that may hereafter come to our attention.

         Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Notes constitute valid and binding obligations of the Company, except to the extent that: (i) the enforceability thereof is subject to and limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting rights of creditors; (ii) enforcement thereof might be limited by general principles of equity (including but not limited to all matters of public policy regardless of whether such enforceability is considered at law or in equity); and (iii) certain provisions thereof might be unenforceable in whole or in part, and we express no opinion as to whether any particular right or remedy contained therein would be available at law or in equity.

                  2. The Conversion Shares into which the Notes are initially convertible have been duly authorized and reserved for issuance upon conversion of the Notes and, when
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AtheroGenics, Inc.
October 31, 2003
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         issued in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

                                                     Very truly yours,

                                                     MCKENNA LONG & ALDRIDGE LLP